Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in the Preliminary Prospectus Supplement of Santander Drive Auto Receivables Trust 2007-2, comprising part of the Registration Statement (No. 333-139609) of Santander Drive Auto Receivables LLC, on Form S-3 or our report dated March 1, 2007 relating to the consolidated financial statements of MBIA Insurance Corporation, which is included in Exhibit 99 in MBIA Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the reference to us under the heading “Experts” in such Prospectus Supplement.
/s/ Pricewaterhouse Coopers LLP
New York, New York
August 23, 2007